                                                                      EXHIBIT 11
                          J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                  Computation of Net Income Per Common Share
                  -------------------------------------------
              (Amounts in millions except per common share data)



                                                    26 Weeks Ended
                                      ------------------------------------------
                                        Jul. 27, 1996            Jul. 29, 1995
                                      -------------------     ------------------
                                      Shares     Income        Shares    Income
                                      ------     --------     -------    -------

Primary:
- -------

Net income                                       $  235                  $  272
Dividend on Series B ESOP convertible
 preferred stock (after-tax)                        (20)                    (21)
                                                 ------                  ------
Adjusted net income                                 215                     251

Weighted average number of shares
 outstanding                           224.9                   228.6
Common stock equivalents:
 Stock options and other dilutive
 effects                                 2.7                     2.6
                                      ------     ------       ------     ------
                                       227.6     $  215        231.2     $  251
                                      ======     ======       ======     ======

Net income per common share                      $ 0.95                  $ 1.09
                                                 ======                  ======




Fully diluted:
- -------------

Net income                                       $  235                  $  272
Tax benefit differential on ESOP dividend
 assuming stock is fully converted                   (1)                     (1)
Assumed additional contribution to ESOP
 if preferred stock is fully converted               (1)                     (2)
                                                 ------                  ------
Adjusted net income                                 233                     269

Weighted average number of shares
 outstanding (primary)                 227.6                   231.2
Maximum dilution                         0.1                     0.6
Convertible preferred stock             19.6                    20.8
                                      ------     ------       ------      -----
                                       247.3     $  233        252.6      $ 269
                                      ======     ======       ======      =====

Net income per common share                      $ 0.94                   $1.07
                                                 ======                   =====